Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION

OF

SERIES C CONVERTIBLE PREFERRED STOCK

OF

CYTODYN INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, CytoDyn Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.

The Corporation’s Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on March 20, 2019, and amended on October 18, 2019 (as amended, the “Certificate of Designation”).

2.

This Certificate of Amendment to the Certificate of Designation further amends the Certificate of Designation as set forth below, was duly adopted by the Board of Directors in accordance with the provisions of Section 141 and 242 of the General Corporation Law of the State of Delaware, and has been adopted and approved by the written consent of a majority in interest of the Series C Convertible Preferred Stock, $0.001 par value per share, outstanding.

3.	The Certificate of Designation is hereby amended by deleting Section 1 and replacing such section with the following:

Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and the number of shares so designated shall be up to 8,203 (which shall not be subject to increase without the written consent of holders of a majority in interest of the Series C Preferred Stock then outstanding (each, a “Holder” and collectively, the “Holders”)). Each share of Series C Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $1,000.00 (the “Stated Value”).

4.	This Certificate of Amendment, and the amendment effected hereby, shall become effective upon filing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this 28 day of January, 2020.

CYTODYN INC.

By:	/s/ Nader Z. Pourhassan
Name:	Nader Z. Pourhassan